                                                                   EXHIBIT 10.16

                    AMENDED AND RESTATED AGRICULTURAL LEASE


          THIS AMENDED AND RESTATED AGRICULTURAL LEASE ("Lease") is made and entered into as of June 26, 1998 (the "Effective Date") by and between BLOOMING FARM, INC., a Delaware corporation ("Lessor"), and HINES NURSERIES, a Delaware corporation ("Lessee").

                                 R E C I T A L S
                                 - - - - - - - -

          A. Lessor is the owner of that certain real property located in Washington County, Oregon, consisting of approximately 343 acres, more or less, as more particularly described on Exhibit "A" attached hereto and incorporated herein by this reference (the "Property").

          B. Lessor has leased the Property to Lessee pursuant to two (2) separate lease agreements dated August 4, 1995 and June 21, 1996, respectively (collectively the "Prior Leases") which Prior Leases the Lessee and Lessor desire to amend and restate and combine into a single agreement on the terms and conditions contained in this Lease.

          NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

          1.  Leased Premises.  Lessor hereby leases to Lessee, and Lessee
              ---------------
hereby leases from Lessor, upon the terms and conditions set forth in this Lease, the approximately 343 acres of real property described in Exhibit "A", together with all improvements and structures thereon and all appurtenant rights thereto, including, without limitation, wells, pumps, motors, electrical panels, electrical hookups, water discharge facilities, pipelines, irrigation systems, easements, rights-of-way for ingress and egress, licenses and water rights and privileges, which water rights and privileges include, without limitation, any and all rights such real property may have, or that Lessor may have with respect to such real property, including any above-ground and below-ground pipeline, rights, easements, licenses or privileges with respect to any canal or distribution integration program, to receive irrigation water from Tualatin Valley Irrigation District ("TVID") (collectively, the "Premises").

          2.  Term.  The term of this Lease shall commence on the Effective
              ----
Date, and end on May 31, 2008 (the "Lease Term").

          3.  Rent.  As and for rental of the Property, Lessee shall pay to
              ----
Lessor annually the sum of Two Hundred and No/100 Dollars ($200.00) per acre, for a total annual rent of Sixty-Eight Thousand Six Hundred and No/100 Dollars ($68,600.00). The rent

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shall be paid in equal monthly installments of Five Thousand Seven Hundred
Sixteen and 66/100 Dollars ($5,716.66) due in arrears on the last day of each month. Lessee shall pay the rent to Lessor at Lessor's address for notices hereunder or at such other place as Lessor shall from time to time designate in writing.

          4.  Real Property and Water District Taxes and Assessments; Water
              -------------------------------------------------------------
Costs.  All real estate taxes, assessments or similar levies of any kind and all
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water district taxes, assessments or similar levies of any kind levied against the Property at the inception date of this Lease and assessed or falling due during the Lease Term shall be paid by Lessee. All such taxes, assessments or similar levies shall be pro-rated for Lessee's period of occupancy. All taxes and assessments assessed against or attributable to improvements placed upon the Property by the Lessee and Lessee's personal property on the Property, shall be paid by Lessee. The cost of water, together with any water standby or other charges, necessary for the adequate and proper irrigation of crops grown on the Property shall be borne by Lessee.

          5.  Utilities.  Lessee shall pay for all charges for light, power, and
              ---------
all other services and utilities supplied to the Property during the Lease Term.

          6.  Water Supply. Any and all of Lessor's rights to extract any
              ------------
groundwater beneath the Property, use of any TVID facilities serving the Property, and any future allocations of irrigation water from TVID to which the Property might be entitled during the Term of this Lease are hereby transferred to Lessee for the Term of this Lease.

          7.  Compliance with Laws; Waste.
              ---------------------------

               (a) Compliance with Laws.  Lessee shall not do or suffer to be
                   --------------------
     done on or about the Property, anything that would or does violate or conflict with any law, ordinance, rule or regulation now in force or effect, or that may hereinafter be enacted, promulgated or adopted by Federal, State or local authority.

               (b) Waste.  Lessee shall not commit or suffer to be committed any
                   -----
     waste on the Property (provided that, the use or application of pesticides, herbicides, sprays or other materials on the Property or on any crops, in accordance with federal, state or county laws and regulations, shall not constitute waste). Lessee shall not maintain any nuisance on the Property, and shall not use the Property for any unlawful purposes. Lessor and Lessee acknowledge and agree that any and all deterioration of the Property due to salinity, drainage and related problems or the use of the Property by Lessee in accordance with normal and customary agricultural

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     practices does not constitute waste or a nuisance or a breach of any of the terms of this Lease.

          8.  Agricultural Conservation Programs.  If applicable, Lessor and
              ----------------------------------
Lessee acknowledge that certain acreage allotments, bases, and yields, have been and in the future will be established by the United States Department of Agriculture. Lessee agrees to work with Lessor and the Washington County or other applicable Agricultural Stabilization and Conservation Service ("A.S.C.S.") Office to do all things reasonably necessary to maintain all such required allotments, bases, and yields. Lessee further agrees, at its expense, to comply with all rules and regulations dealing with conservation use acres and set-aside acreage. Any payments made in connection with or affecting operations conducted on or in conjunction with the Property during the Lease Term (including without limitation any payments for participation in an agricultural program under or in compliance with any federal, state, county or municipal law or regulation that involve crop controls, compliance payments on the acreage of crops actually produced, conservation practices, the diversion of crop land acreage from cash crop production, price supports, parity payments or other agricultural payments) shall belong to Lessee, and Lessor shall have no interest therein. To the extent and so long as the same is permitted under applicable A.S.C.S. regulations, the Property may be combined with other property of Lessee for purposes of any A.S.C.S. or other payment or subsidy program.

          9.  Environmental Indemnity and Covenants.
              -------------------------------------

               (a) Lessor's Representations and Warranties.  Lessor represents
                   ---------------------------------------
     and warrants that any handling, transportation, storage, treatment or usage of Hazardous Substances (as defined in subparagraph (f) below) that has occurred on the Property during the period of its ownership has been in compliance with all Environmental Requirements (as defined in subparagraph
     (e) below). Lessor further represents and warrants that, to the best of its knowledge and belief and except as otherwise disclosed to Lessee in writing, any currently known Hazardous Substances which might be present above, on, or beneath the Property do not exceed those concentrations which would violate current applicable laws and regulations.

               (b) Lessor's Indemnity of Lessee.  Lessor hereby agrees to
                   ----------------------------
     indemnify and hold harmless Lessee from and against, any and all losses, costs, claims, or damages to the Property or suffered by Lessee resulting from use, generation, manufacture, production, storage, release, discharge, or disposal of Hazardous Substances (as defined in subparagraph (f) below) on, under, or about the Property which are caused by Lessor or occurred prior to the commencement of this Lease.

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     Further, Lessor assumes all liabilities for any clean-up, remediation, and/or restoration costs which result from such use, generation, manufacture, production, storage,release, discharge, or disposal of Hazardous Substances.

               (c) Lessee's Indemnity of Lessor.  Lessee hereby agrees to
                   ----------------------------
     indemnify and hold harmless Lessor from and against, any and all losses, costs, claims, or damages to the Property or suffered by Lessor resulting from use, generation, manufacture, production, storage, release, discharge, or disposal of Hazardous Substances (as defined in subparagraph (f) below) on, under, or about the Property which are caused by Lessee or occurred during the term of this Lease, other than caused by Lessor. Further, Lessee assumes all liabilities for any clean-up, remediation, and/or restoration costs which result from such use, generation, manufacture, production, storage, release, discharge, or disposal of Hazardous Substances.

               (d) Covenants Regarding Use.  Lessee covenants that during the
                   -----------------------
     Lease Term it will not use, generate, manufacture, produce, store, release, discharge, or dispose of on, under or about the Property or transport to or from the Property any Hazardous Substances except: (i) petroleum, gasoline or diesel fuel, propane or natural gas used to operate motor vehicles or farm machinery or equipment; and (ii) Hazardous Substances used in the production of agricultural crops on the Property or activities related thereto, which are commonly used for such purposes in the vicinity of the Property, and which are used in compliance with applicable laws.

               (e) "Environmental Requirements" Defined. "Environmental
                   ------------------------------------
     Requirements" means all applicable present statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises, and similar items, of all governmental agencies, departments, commissions, boards, bureaus, or instrumentalities of the United States, states or political subdivisions thereof and all applicable judicial, administrative, and regulatory decrees, judgments, and orders relating to the protection of human health or the environment, including, without limitation, all requirements, including, but not limited to, those pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of "Hazardous Substances", chemical substances, pollutants, contaminants or hazardous or toxic substances, materials or wastes whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal,

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     transport, or handling of chemical substances, materials, or wastes, whether solid, liquid, or gaseous in nature.

               (f) "Hazardous Substances" Defined.  The term "Hazardous
                   ------------------------------
     Substances" shall include without limitation: (i) those substances included within the definitions of "Hazardous Substances," "Hazardous Materials," "Toxic Substances" or "Solid Waste" in CERCLA (42 U.S.C. 9601 et seq.), RCRA (42 U.S.C. 6901 et seq.) and the Hazardous Materials Transportation Act (49 U.S.C. Sections 1801 et seq.), TSCA (15 U.S.C. (S) 2601 et seq.) and in the regulations promulgated pursuant to said laws;
     (ii) those substances defined as hazardous wastes in any applicable law of the state of Oregon and in the regulations promulgated pursuant to said laws; (iii) those substances listed in the United States Department of Transportation Table of Hazardous Materials (49 CFR 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) as hazardous substances (40 CFR Part 302 and amendments thereto);
     (iv) such other substances, materials and wastes which are or become regulated under applicable local, state or federal law, or which are classified as hazardous or toxic under federal, state, or local laws or regulations; and (v) any material, waste or substance which is petroleum, asbestos, polychlorinated biphenyls, flammable explosives, or radioactive materials. Any reference herein to statutory or regulatory sections shall be deemed to include any amendments thereto and any successor sections. "Hazardous Substances" shall also include any substance the presence of which requires investigation or remediation under any federal, state or local statute, regulation, ordinance, order, action or policy; and includes, in addition, any substance the presence of which causes or threatens to cause a nuisance upon the Property or adjacent property or threatens the health and safety of persons on or about the Property.

          10.  Concerning the Property.  Lessor represents and warrants to
               -----------------------
Lessee that it is the sole and lawful record and beneficial owner of the Property and that it has the full authority to enter into this Lease and perform as herein contemplated.

          11.  Indemnity and Insurance.
               -----------------------

               (a) Indemnity of Lessor.  Except as otherwise provided in this
                   -------------------
     Lease, Lessee shall indemnify, defend, and hold Lessor, Lessor's employees and agents, and Lessor's property harmless from and against all claims, losses, damages, liabilities and expenses (including attorneys' fees) arising from personal injury or physical damage to any person or property occurring on the Property and caused by Lessee, Lessee's employees, agents or representatives, or due to

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     Lessee's operations on the Property during the Lease Term. The obligation of Lessee to indemnify, defend, and hold harmless Lessor, however, shall not apply to, and Lessee shall not be liable for, claims, losses, damages, liabilities and expenses as and to the extent the same arise from or relate to (i) the negligence or willful misconduct of Lessor or Lessor's employees, agents or representatives, or (ii) any condition on, of or affecting the Property on or prior to the date of execution and delivery of this Lease.

               (b) Indemnity of Lessee.  Lessor shall indemnify, defend and hold
                   -------------------
     Lessee harmless from all claims, losses, damages, liabilities and expenses (including attorneys' fees) arising from or relating to (i) the negligence or willful misconduct of Lessor or Lessor's employees, agents or representatives, or (ii) any condition on, of or affecting the Property on or prior to the date of execution and delivery of this Lease.

               (c) Insurance.  Lessee shall, at Lessee's sole expense, keep and
                   ---------
     maintain in full force during the term hereof, (a) worker's compensation insurance, unless Lessee has no employees, (b) a general liability insurance policy (covering both bodily injury and property damage) in an amount not less than Five Hundred Thousand Dollars ($500,000.00) for injury or death of one person, in an amount not less than One Million and No/100 Dollars ($1,000,000.00) for injury or death of more than one person in any one accident or occurrence, and property damage insurance in an amount not less than Three Hundred Thousand and No/100 Dollars ($300,000.00).

          12.  Right of First Refusal.
               ----------------------

               (a) If at any time during the Term, Lessor shall reach substantial agreement on the basic business terms of a sale of all or any portion of the Property (the "Sale Parcel") to a prospective purchaser or the basic business terms for the sale of a Sale Parcel for which Lessee previously elected not to exercise its rights under this Section shall have materially changed, then Lessor shall notify Lessee in writing (the "Lessor's Notice") setting forth (i) the size and location of the Sale Parcel, (ii) the proposed closing date, (iii) the purchase Price, and (iv) all other economic terms upon which Lessor is prepared to sell the Sale Parcel to the prospective purchaser.

               (b) Provided Lessee is not in default of the terms hereunder, Lessee shall have the right of first refusal to purchase the Sale Parcel on the terms and conditions outlined in Lessor's Notice, which right is exercisable by written notice from Lessee to Lessor given not less than ten
     (10)

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     business days after the giving of Lessor's Notice, time being of the essence. If Lessee fails to notify Lessor in writing that it will purchase the Sale Parcel within the prescribed ten (10) business day period, Lessee's rights under this Section shall terminate, and Lessor shall have no further obligation under this Section with respect to the Sale Parcel, except that if Lessor, within six (6) months after the date of Lessor's Notice, has not closed on the sale of the Sale Parcel under terms and conditions which are substantially similar to those set forth in the applicable Lessor's Notice, then Lessee's rights under this Section to lease such portion of the Sale Parcel shall be reinstated and Lessor shall be required to reissue Lessor's Notice upon expiration of such six (6) month period. If Lessee shall exercise its right to purchase the Sale Parcel, pursuant to this Section, such sale shall be consummated on the terms and conditions of Section 13(c) hereof, except to the extent such terms and conditions conflict with those set forth in the Lessor's Notice in which case the terms in Lessor's Notice shall control.

          13.  Option to Purchase.
               ------------------

               (a) For the period from the Effective Date until three (3) months prior to the end of the Term (the "Option Period"), and so long as Lessee is not in default hereunder, Lessor hereby grants to Lessee an option to purchase all or a portion of the Property at a purchase price (the "Purchase Price") equal to the current fair market value at the time Lessee exercises such option. Said option shall be exercised by written notice to Lessor (the "Option Notice") at any time during the Option Period which notice shall identify the portion of the Property Lessee desires to purchase (the "Option Parcel") and Tenant's estimate of the current fair market value of the Option Parcel ("Proposed Purchase Price"). If the Lessor objects to the Proposed Purchase Price, Lessor shall send written notice ("Objection Notice") to Lessee, which notice must be received by Lessee not later than seven (7) business days after Lessor's receipt of the Option Notice (the "Objection Period"), time being of the essence. If Lessee fails to receive the Objection Notice within the Objection Period, the Lessor shall be deemed to have accepted the Proposed Purchase Price.

               (b) If Lessee receives the Objection Notice within the Objection Period, the current fair market value of the Option Parcel shall be determined in the following manner:

                    (i) Within twenty (20) days following Lessee's receipt of the Objection Notice, Lessor and Lessee shall each select an appraiser of their choice and

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          give the other party written notice of such appraiser's name, address and telephone number.

                    (ii) Within thirty (30) days following Lessee's receipt of the Objection Notice, the two (2) appraisers so selected by Lessor and Lessee shall then select a third (3rd) appraiser and furnish Lessor and Lessee written notice of such appraiser's name, address and telephone number.

                    (iii) All appraisers selected pursuant to this section shall be M.A.I. appraisers, unless Lessor and Tenant shall otherwise agree in writing, each having at least ten (10) years experience with agricultural property in Washington County, Oregon. Within forty (40) days following Lessee's receipt of the Objection Notice, each of the three (3) selected appraisers shall independently determine and separately submit to both Lessor and Lessee their respective estimates of the current fair market value of the Option Parcel. For the purposes of this lease, the fair market value shall be the average of the two (2) closest estimates (or identical estimates if applicable), provided that if there are no two (2) closest estimates, the current fair market value shall be an average of the three (3) estimates.

                    (iv) All fees, costs and expenses incurred in connection with obtaining the appraisals and set forth in this section shall be shared equally by Lessor and Lessee; however, Lessor and Lessee shall each bear their own attorneys' fees incurred with respect to this procedure.

               (c) If Lessee's option hereunder is exercised, the following closing procedure shall apply:

                    (i) The closing date (the "Closing Date") for the sale of the Property to Lessee shall be on a date mutually agreeable to the parties, but in no event later than ninety (90) days after Lessor's receipt of the Option Notice (or the Lessee's receipt of the Lessor's Notice, in the event the purchase is pursuant to Section 12 hereof). Payment of the purchase price and the delivery of the deed (the "Closing") shall be made at the office of Kirkland & Ellis in Chicago, Illinois, or at such other place as the parties may agree. At the request of either party, the Closing shall be effected through a deed and money escrow, the cost of which escrow shall be borne equally by Lessor and Lessee. The Purchase Price shall be payable to Lessor on the Closing

          Date in cash or by certified or cashier's check, together with delivery of evidence of part purchase money indebtedness, if applicable, upon delivery of the deed to Lessee and performance of Lessor's other obligations as set forth herein.

                    (ii) The conveyance of the Property shall be made by recordable limited or special warranty deed to Lessee (or its designee) and other documentation necessary to transfer good and marketable fee simple title to the Property to Lessee, subject only to
          (A) the lien of current general real estate taxes and special assessments not then due and payable; (B) any acts or doings caused or suffered by Lessee; (C) private, public and utility easements and roads and highways, if any; (D) covenants, conditions and restrictions of record; and (E) existing leases and tenancies ("Permitted Title Exceptions").

                    (iii) Lessor shall deliver or cause to be delivered to Lessee, not later than thirty (30) days prior to the Closing, as evidence of Lessor's title to the Property, a commitment for an ALTA Form B owner's title insurance policy (with extended coverage over all general exceptions) in the aggregate amount of the Purchase Price as provided hereunder and an ALTA/ACSM-Class A survey showing no encroachments by or from the Land onto any adjacent property, no encroachments onto the Land by any adjacent property and no violation of any recorded building lines, restrictions or easements affecting the Property. Such survey shall be dated no more than thirty (30) days prior to the date of Closing and shall be certified to Lessee's lender, Lessee and Lessee's lender, or designee, if any. Such title commitment shall be issued by Chicago Title Insurance Company, shall name Lessee or its designee as the proposed insured and show title to the Property in Lessor, subject only to (a) the Permitted Title Exceptions, and (b) other title exceptions pertaining to liens or encumbrances of a definite or ascertainable amount which may be removed at Closing by the payment of money, but not to exceed the cash portion of the Purchase Price otherwise payable to Lessor at Closing, and which Lessor shall so remove or cause to be removed, concurrently with the Closing, any mortgage and any other related security instrument.

                    (iv) The payment of all prorations, transfer taxes, title insurance charges, escrow fees, recording fees and other expenses, fees and charges shall be made by the party from whom such payment is due in accordance with statutory requirements or in accordance with the custom at the time of the Closing for sales of other properties similar to the Property.

                    (v) If Lessor refuses to enter into the contract within the time required therefor, and provided Lessee has validly executed its option to purchase in full compliance with the terms hereof, Lessee shall be entitled to all remedies available at law or in equity with respect to Lessor's refusal to enter into the contract, including, without limitation, damages and specific performance.

                    (vi) In the event the Closing shall not occur prior to the expiration of the Term ("Termination Date"), Lessee shall abide by all the terms and conditions of this Lease, including the obligation to pay rent from the Termination Date through the Closing Date, provided that Lessee shall not be required to pay rent if the Closing Date is delayed due to the fault of Lessor, or its employees, agents or contractors.

               (d) Notwithstanding anything to the contrary herein, Lessee shall not have the option granted pursuant to this Section 13 with respect to any Sale Parcel provided Lessee receives Lessor's Notice with respect to such Sale Parcel prior to or at the same time Lessor receives an Option Notice.

          14.  Surrender of Property.  Immediately upon the expiration or
               ---------------------
earlier termination of this Lease, Lessee shall surrender possession of the Property to the then current owner of the Property, excepting that Lessee shall be permitted to care for, harvest and remove any crops then-growing on the Property.

          15.  Default.  The failure by Lessee to observe or perform any
               -------
covenant, condition or provision of this Lease to be observed or performed by Lessee, where such failure continues for a period of thirty (30) days after written notice from Lessor to Lessee shall constitute a default under this Lease by Lessee. If a default occurs, Lessor shall have the right to take possession Premises or relet the Premises.

          16.  Waiver and Modification.  This Lease may be amended
               -----------------------
or supplemented only by a written instrument signed by the parties hereto.

          17.  Severability.  In the event any provision of this Lease shall be
               ------------
held by any court of competent jurisdiction to be illegal, invalid or unenforceable for any reason, the remaining provisions of this Lease shall nonetheless remain in full force and effect.

          18.  Construction of Lease.  The paragraph headings in this Lease have
               ---------------------
been inserted for convenience only, and shall not be considered or referred to in resolving questions of interpretation or construction. In determining the meaning of, or resolving any ambiguity with respect to, any provision of this Lease, such provision shall be interpreted without construing such provision in favor of or against the party responsible for drafting this document.

          19.  Further Assurances.  Lessee and Lessor shall, at their own
               ------------------
expense, execute, acknowledge and deliver all instruments and documents and take all actions as may reasonably be required in order to carry out the intent of, and the transactions contemplated by, this Lease.

          20.  Attorneys' Fees.  In any action or proceeding by either party to
               ---------------
enforce this Lease or any provisions thereof, the prevailing party shall be entitled to all costs and reasonable attorneys', paralegals' and other professionals' fees. Any and all attorneys' fees to which Lessee is entitled under this Lease shall include attorneys' fees for in-house counsel.

          21.  Notices.  Any notice to be given to either party by the other
               -------
shall be in writing and deemed served on the date of delivery if hand delivered to the person to whom notice is to be given, and on the third (3rd) day after mailing if sent by certified mail, with postage prepaid and return receipt requested, and addressed as follows:

          "Lessor"      Blooming Farm, Inc.
                              3150 SE Minter Bridge Rd.
                              Hillsboro, Oregon  97123
                              Attn:  Chief Financial Officer

          "Lessee"      Hines Nurseries
                              12621 Jeffrey Road
                              Irvine, California 92620
                              Attn:  Chief Financial Officer

          With a copy to:  Kirkland & Ellis
                              200 E. Randolph Drive
                              Chicago, Illinois 60601
                              Attn: Michael H. Kerr

          22.  Binding Effect.  The provisions of this Lease shall benefit and
               --------------
bind the heirs, successors, executors, administrators and assigns of all parties to this lease.

          23.  Time.  Time is of the essence of this Lease.
               ----

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

          24.  Entire Agreement.  This Lease constitutes the entire agreement
               ----------------
between the parties pertaining to the lease of the Premises, and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties with regard thereto. No supplement, modification or amendment of this Lease shall be binding unless executed in writing by all of the parties hereto.

          25.  Relationship Limited.  It is expressly understood and agreed that
               --------------------
the relationship of Lessor and Lessee is one of Lessor and Lessee and not one of partnership or joint venture, and that Lessor shall not become responsible for any debt or obligation contracted or incurred by Lessee nor shall Lessee become responsible for any debt or obligation contracted or incurred by Lessor.

          26.  Authority.  Each party represents and warrants to the other that
               ---------
(i) such party has the requisite legal capacity and authority to enter into and fully perform each and all of their obligations under this Lease and (ii) this Lease does not in any way violate any covenant, contract, agreement, instrument or understanding by which such party is bound.

          27.  Recordation.  The parties agree that Lessee may, during the term
               -----------
of this Lease, record a memorandum of this Lease.

          IN WITNESS WHEREOF, the parties hereto have executed this lease as of the year and day first written above.


"Lessee"                                  "Lessor"

HINES NURSERIES                           BLOOMING FARM, INC.


By     /s/ Paul R. Wood                   By    /s/ Thomas R. Reusche
   ------------------------------            ------------------------------
   Paul R. Wood                              Thomas R. Reusche
   Secretary                                 Secretary


                                      -12-